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Exhibit 7(c)
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                   [LETTERHEAD OF HOWARD & HOWARD]





                          March 23, 1998



Mr. Dale A. Schempp
Noll Law Office
802 South Second Street
Springfield, Illinois  62704

      RE:   ILLINI CORPORATION SHAREHOLDER RIGHTS PLAN

Dear Mr. Schempp:

      We are legal counsel to Illini Corporation. The purpose of this letter is to respond to your letter concerning the shareholder rights plan adopted by Illini Corporation. Please direct all future correspondence with respect to the subject matter hereof to the undersigned.

      Shareholder rights plans have become the preeminent device to enable boards of directors to obtain maximum value for shareholders either by remaining independent or by maintaining the flexibility to obtain the best price available for all shareholders of the company. Recent estimates indicate that there are more than 2,500 companies which currently have shareholder rights plans in place, including hundreds of bank holding companies.

      Please be advised that, in considering whether to adopt the shareholder rights plan, the Board of Directors of Illini Corporation was presented with adequate information and the information presented to the Board was
thoroughly considered.   The adoption and implementation of the shareholder
rights plan was an appropriate exercise of business judgment by the Board of Directors.

      Based on the content of your letter, we are unable to ascertain how the impact on your client of the Illini Corporation shareholder rights plan is distinguishable from the impact on shareholders of countless other corporations whose shareholder rights plans have been upheld by the courts. The Board of Directors of the Illini Corporation had, and continues to have, a



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Mr. Dale A. Schempp
March 23, 1998
Page -2-

legitimate interest in taking appropriate action to ensure that all shareholders of the Corporation are treated fairly and consistently. The Board has a well-established plan to enhance value for all shareholders. The Board's action in adopting and implementing the shareholder rights plan is a legitimate method of furthering such plan and is both proportionate and reasonable.

      If you have further questions concerning the foregoing, please do not hesitate to contact me.

                              Very truly yours,

                              HOWARD & HOWARD ATTORNEYS

                              /s/ Theodore L. Eissfeldt

                              Theodore L. Eissfeldt

cc:   Mr. Burnard K. McHone
      Mr. Thomas Black